Exhibit 99(h)(4)

FIRST AMENDMENT TO THE

SUB-ADMINISTRATION AGREEMENT

THIS FIRST AMENDMENT effective as of January 1, 2017 to the Sub-Administration Agreement dated as of July 1, 2005 (the “Agreement”), is entered into by and between U.S. Bancorp Asset Management, Inc., a Delaware corporation (“USBAM”), and U.S. Bancorp, Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Section 4 (A) “Sub-Administration Fee” of the Agreement and to replace Schedule B (Out-of Pocket Expenses) with a new Fee Schedule B, and

WHEREAS, Section 8 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Section 4 (A) Sub-Administration Fee including Schedule B is hereby superseded and replaced in its entirety with the following Section 4 (A) and the attached Schedule B:

4. Compensation of the Sub-Administrator

(A) Sub-Administration Fee. USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule B hereto (as amended from time to time by consent of both parties to this Agreement). USBFS shall also be reimbursed for such miscellaneous expenses as set forth on Schedule B hereto as are reasonably incurred by USBFS in performing its duties hereunder. The parties acknowledge that they are under the control of a common corporate parent and that the fees paid pursuant to this agreement will change from time to time as the needs of the parties and their corporate parents change.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signature pages on next page

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

U.s.bancorp Asset Management, Inc

By:	/s/ Jill Stevenson

Name: Jill Stevenson

Title: Head of Operations and Mutual Funds Treasurer

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Michael L. Ceccato

Name: Michael L. Ceccato

Title: Senior Vice President

Schedule B to the Sub-Administration Agreement

Fund Administration & Fund Accounting Services Fee Schedule at January, 2017

Money Market Funds

Annual Fee Based Upon Average Net Assets per Fund

1 basis point on the First American Funds assets

Money Market Funds – Multiple NAV Strike Adjustment

Two to Four NAV Strikes: 20% increase in basis points charge on Institutional Prime Obligations Fund balance

Third Party Administrative Data Charges (descriptive data for each security)

■	$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Fund Administration Reporting

■	Advisor Information Source: $150 per fund monthly charge

■	Clear Portfolio: $ 850 per fund monthly charge

■	Confluence N-MFP: $ 4000 per fund annual charge

Miscellaneous Expenses

Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services

Available but not included above are the following services – USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

Fund Administration & Fund Accounting Services Fee Schedule (continued) at January, 2017

Data Services

Pricing Services (Contingent on using IDC for pricing on all funds)

$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards

$0.50 – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed

$0.80 – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield

$0.90 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

$1.00 – Bank Loans

$1.50 – Swaptions

$3.00 – Credit Default Swaps

$500 per Month Manual Security Pricing (>25 per day)

Pricing Services – Intraday Pricing Funds (Price based on 2-3 strikes; additional strikes priced separately)

$1.00 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards

$1.00 – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed

$1.00 – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield

$1.00 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

$1.00 – Bank Loans

$1.00 – Swaptions

$1.00 – Credit Default Swaps

$500 per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the complex level)

■	$0.6651 per security on the First 100 Securities

■	$0.4804 per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)

■	$2.00 per Foreign Equity Security per Month

■	$1.00 per Domestic Equity Security per Month

■	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Eagle STAR Allocation Charges

■	$ 1,000 per CUSIP monthly charge

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses

Including but not limited to SWIFT processing and customized reporting.

Additional Services

Master/Feeder structures and additional services mutually agreed upon.

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